FIRST AMENDMENT TO
                AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

     THIS AMENDMENT is made this 26th day of February 1997, by Saint Andrews Golf Corporation, a Nevada corporation, and Las Vegas Discount Golf and Tennis, Inc., a Colorado corporation (collectively "Seller"), and Las Vegas Golf & Tennis, Inc., a Nevada corporation ("Buyer").

                                 RECITALS:

     A) Buyer and Seller have executed that Agreement for the Purchase and Sale of assets dated January 8, 1997 (the "Agreement").

     B) Buyer and Seller desire to amend the Agreement to reflect mutually agreeable changes and certain concerns of Buyer generated by Buyer's due diligence to date.

     Therefore, in consideration of the mutual promises contained below, the Agreement is amended as follows:

                                AMENDMENT:

     1. The assignment of all franchisor rights under the Franchise Agreements, provided by paragraph 1.B. of the Agreement, shall specifically include all receivables from those Franchisees regardless of whether the receivable accrued or became due prior to Closing ("Franchisee Receivables"). The Purchase Price shall be increased by $112,500.00 as payment for the Franchise Receivables. Buyer shall have full and sole authority to settle, discount, write off, or otherwise compromise all Franchise Receivables, including those which accrued prior to Closing. After Closing, Seller shall cease all attempts to collect Franchisee Receivables and any Franchisee Receivables received by the Seller after Closing shall be forwarded to the Buyer.

     2. Trade Payables as defined in the Agreement shall include only those liabilities which are listed on Attached Exhibit "A."

     3. Final proration of Inventory and Trade payables shall be based on 1evels of Inventory and Trade Payables at C1osing. Buyer and Se11er shall jointly conduct an accounting of Inventory and Trade payables as soon after Closing as is reasonably practicable. To the extent Inventory exceeds Trade Payables by $600,000.0O, the Base Purchase Price shall be increased by the amount Inventory exceeds Trade Payables, 1ess $800,000.00. To the extent Inventory does not exceed Trade Payables by $600,000.00, the Base Purchase Price shall be reduced by Trade Payables, plus $800,000.00, less Inventory. Closing shall occur based on mutually agreeable estimates of Inventory and Trade at Closing. However, the calculation of the Total Purchase Price shall be reapportioned as soon as is practical after the completion of the final accounting of Inventory and Trade Payables following Closing. Upon the completion of the final accounting for Inventory and Trade Payables, the monies held in post closing escrow shall be forwarded to the Seller or Buyer, as the case may be. If the escrow is insufficient to fund the entire balance owed by Seller to Buyer or Buyer to Seller, such additional monies shall be due and payable immediately following the release of the escrowed funds.

     4. With respect to paragraph 5.F. of the Agreement, Buyer agrees that when negotiating with landlords for the assumption or replacement of the real property 1eases Buyer will use its best efforts to remove Seller from liability for the leases.

     5. Paragraph 5.P. of the Agreement shall be amended to read in its entirety:

The copies of the Franchise Agreements provided to Buyer under separate cover are true and correct copies of every currently effective franchise agreement to which the Seller is a party. A true and correct receivables list showing the total outstanding balance of each franchisee's accounts with the Seller for franchise royalties, advertising fund contributions, branded merchandise, and any other goods and services is also included on Exhibit B. Seller warrants that these documents are true and correct and that Seller has no knowledge of any claimed offset or defence to these documents.

     6. Paragraph 6.B. of the Agreement shall be amended to read in its entirety:

The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any provision of the documents controlling the operation of the Seller, not violate any provision of the documents controlling the operation of the Seller, not violate any provision of the Articles of Incorporation, By-Laws, mortgage, lien, agreement, instrument, order, judgment or decree to which the Seller is a party, or whereby it is bound, and will not violate any other restriction of any other kind or character to which the Seller is subject. The Seller has taken or will take action required by law, its Articles of Incorporation and By-Laws, or otherwise, to authorize execution and delivery of this Agreement and the consummation of the transactions described herein, except for compliance with the Bulk Sales Act in California. Seller has requested the Buyer to waive the requirements of the bulk transfer provision of the Uniform Commercial Code and Buyer has acceded to this request. Seller represents and warrants that there are no liens, encumbrances or security interests an any of the Assets that have not been disclosed in Exhibit C, and warrants that the title conveyed to the Buyer will be free and clear.

     7. Paragraph 6.F. of the Agreement shall be amended to read in its entirety:

There are no actions, suits, or proceedings pending, or to the knowledge of its officers, threatened against the Seller or any of its properties or any assets of its business, in law or in equity, which might result in any judgment, order, injunction or decree having a material or adverse affect upon its business operations, properties, assets or financial condition.

     8. Paragraph 16. of the Agreement shall be amended to read in its entirety:

All of the representations, warranties, covenants and agreements made in this Agreement or contained in the certificates or documents furnished in connection herewith, shall survive the Closing date, and shalt be applicable and effective, notwithstanding any investigation to or after the Closing date by the Buyer or the Seller, or their respective agents or representatives. The representation warranties, covenants and agreements will survive the Closing Date for up to two (2) years but under no circumstances wild their survival exceed the applicable statute of limitations.

     9. Except as modified by this Amendment, the Agreement shall remain in full force. In case of Conflicts in the terms of the Agreement and this Amendment, this Amendment shall control.
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
                                BUYER:

                                Las Vegas Golf and Tennis, Inc.
                                a Nevada corporation

                                By:/s/ John E. Siipola
                                Name:  John E. Siipola                Date
                                Title: President

                                SELLER:

                                Las Vegas Discount Golf & Tennis, Inc.
                                a Colorado corporation

                                By: /s/ Voss Boreta
                                Name:  Voss Boreta
                                Title:  President

                                Saint Andrews Golf Corporation,
                                a Nevada corporation

                                By: /s/ Ronald Boreta
                                Name:  Ronald Boreta
                                Title:  President
                                 -3-